UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 15, 2009

Cognizant Technology Solutions Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-24429	13-3728359
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Glenpointe Centre West 500 Frank W. Burr Blvd. Teaneck, New Jersey		07666
(Address of Principal Executive Offices)		(Zip Code)

(201) 801-0233

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 8.01.	Other Events.

On October 15, 2009, a subsidiary of Cognizant Technology Solutions Corporation, a Delaware corporation (the “Company” or “Cognizant”), entered into a definitive agreement (the “Agreement”) with UBS AG and an affiliate thereof to acquire UBS Service Centre (India) Private Limited (“UBS ISC”) for a purchase price of approximately $75 million. The purchase price will be funded from the Company’s current cash reserves. UBS ISC, based in Hyderabad, India, has been a captive service provider to various UBS entities.

In connection with the Agreement, a subsidiary of the Company and UBS AG entered into a services agreement (the “Services Agreement”) pursuant to which Cognizant’s subsidiary will provide a range of services, including, but not limited to, business process outsourcing (“BPO”), knowledge process outsourcing (“KPO”), information technology services and remote infrastructure management services to various UBS entities. The Company expects to receive an aggregate of approximately $442 million of revenue under the Services Agreement during its five-year term. There can be no assurance that the Company will receive or recognize such amount of revenue during such period or that the Services Agreement will not be terminated prior to its expiration in accordance with its terms.

The UBS ISC currently employs approximately 2,000 associates. Their deep capabilities in wealth management, investment banking, asset management research and remote IT infrastructure management will help the Company strengthen its business and knowledge process capabilities, deepen its financial services domain knowledge, and enhance its capabilities to provide integrated services across consulting, technology and outsourcing.

Subject to the satisfaction of certain closing conditions, the transaction is expected to close in December 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

By:	/s/ Steven Schwartz
Name: Steven Schwartz Title: Senior Vice President, General Counsel and Secretary

Date: October 15, 2009